Exhibit 99.1

UNITED AMERICAN PETROLEUM PROVIDES RESULTS FROM INDEPENDENT GEOLOGICAL STUDY ON ITS BASTROP COUNTY, TEXAS PROPERTY

Austin, TX— May 3, 2011 – United American Petroleum Corp. (OTC Markets: UAPC) is pleased to provide the results from its independent geophysical study performed on its Bastrop County, Texas property. The study was performed by Southport Exploration, Inc. (SEI) and its subsidiary Digital Magnetotelluric Technologies (DMT) and was supervised by one of our associated geological firms, JMR Resources. The survey was taken on the Company’s Gabriel and Rosser acreage. The purpose of the survey was to verify proposed new well locations, delineate hydrocarbon potential, and to do an initial recon on the mound expansion between the current Gabriel wells and Rosser wells. Data was acquired directly offsetting the Gabriel #4 well and was across both the Gabriel and Rosser leases and analyzed to determine the likely presence of oil and gas. The Gabriel #4 originally had initial production of 427 barrels oil per day when it produced previously in 1992.

We believe the results from the MT stations have an excellent correlation to the well logs and identified strong probable oil in the Serpentine, Austin Chalk, and Buda. The results show a thick serpentine “channel” expanding from the Gabriel #3 to the Gabriel #4 wells and thickening to the north. A thick porous oil-bearing zone shows at the top of the channel which correlates with the high soil geochemistry study taken on the Gabriel lease in 2009.

From the findings, JMR Resources strongly recommends drilling an offset well to the Gabriel #4 well. We believe the subsurface, soil geochemistry and MT survey all point to a strong oil zone in the serpentine formation. To further refine and delineate the boundary of the target location, a MT station to the north will be analyzed. Additionally, MT stations need to be analyzed to determine the eastern expansion offsetting the Gabriel #4 well. These two stations were also in high geochemical areas. Overall results of the geological study show a potentially significant oil zone offsetting the Gabriel #4 well to the north.

Michael Carey, CEO of United American Petroleum Corp., stated, “In an effort to bring projects that will benefit our shareholders, we feel it is of the upmost importance to utilize the best possible tools and technology available to help mitigate risk and increase the potential of success. Evaluating the results of the analysis to date not only gives us a better understanding of the lease and the zones, but also provides us with an overall picture for expansion and future development. From what we have seen, these test results are very encouraging and we are anxious to get underway with the drilling of the first new location.”

For additional information regarding the Company’s operations, projects, management team and other valuable information, please visit the Company’s web site at www.unitedamericanpetroleum.com. To be placed on the Company’s master email list and receive future press releases, progress reports and developments, please send an email to unitedamericanpetroleum@grosscapital.com or contact Gross Capital, Inc. at (361) 949 – 4999.

About United American Petroleum Corp.

United American Petroleum Corp. is an independent exploration, development, acquisition, production, and operating company engaged in advanced exploration, drilling and completion techniques to explore for, produce and develop domestic oil and natural gas reserves.  The Company’s strategy centers on increasing shareholder value through actively pursuing and developing high-potential acquisitions for drilling and production while maintaining a prudently managed balance sheet.   The Company’s current projects are in Texas, however, additional acquisitions may encompass active plays throughout the United States.

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or “potential” reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.

Investor Contact
Gross Capital, Inc.
Barry Gross
361-949-4999
unitedamericanpetroleum@grosscapital.com